CorEnergy Declares Common and Preferred Dividends, Provides Volume Update and Schedules Results Release for Second Quarter 2022

KANSAS CITY, Mo. – August 5, 2022 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that its Board of Directors declared a second quarter 2022 dividend of $0.05 per share for its common stock, consistent with the preceding quarter. The dividend is payable on August 31, 2022 to shareholders of record on August 17, 2022.

The Board of Directors also declared a cash dividend of $0.4609375 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock. The preferred stock dividend, which equates to an annual dividend payment of $1.84375 per depositary share, is payable on August 31, 2022, to shareholders of record on August 17, 2022.

California Crude Oil Volume Update

The Company also announced that its joint venture with Crimson Midstream experienced an unexpected volume decline in the second quarter, primarily due to supply disruptions in the global oil market resulting in the California refineries altering their historical crude oil sourcing patterns. However, the volume loss has reversed beginning in July due to operational issues in the crude oil supply chain unrelated to the Crimson assets. As a result, volumes are expected to remain near first quarter 2022 volumes as long as the third-party operational issues persist.

The level of volume volatility in 2022 is unusual compared to historical patterns. Based upon the impact of current market conditions on our customers, and therefore on volumes shipped on Crimson’s pipelines in any given month, swings in revenue may occur quarter to quarter, until the global oil markets return to a more normal state.

Despite the low second quarter volume and uncertainty of the duration of other supply chain issues, the Company maintains its revised adjusted EBITDA guidance of $42 to $44 million. The Company expects to benefit from potential increase in crude oil volume available to be shipped upon the conversion of the Phillips 66 Rodeo refinery to renewable diesel, scheduled for first quarter 2024.

The Company also announced that Crimson subsidiaries recently submitted applications for 10% rate increases to the California Public Utilities Commission. These rate increases mitigate the adverse earnings impact of long term decline in oil production in California. The rate increase will become effective in the third quarter; as always, rate increases are subject to potential refund if the cost of service impact of lower volume is successfully challenged.

Second Quarter 2022 Results Release Date

The Company announced that it will report results for its second quarter ended June 30, 2022, on August 11, 2022.

CorEnergy will host a conference call on Thursday, August 11, 2022, at 10:00 a.m. Central Time to discuss its financial results. Please dial into the call at +1-973-528-0011 at least five minutes prior to the scheduled start time. The call will also be webcast in a listen-only format. A link to the webcast will be accessible at corenergy.reit.

A webcast replay of the conference call will be available on the Company’s website at corenergy.reit. A replay of the call will be available until September 10, 2022, by dialing +1-919-882-2331. The Conference ID is 46172.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) is a real estate investment trust that owns and operates regulated natural gas transmission and distribution lines and crude oil gathering, storage and transmission pipelines and associated rights-of-way. For more information, please visit corenergy.reit.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including that oil production in California faces legal challenges, PSX’s Rodeo refinery may not shut down as expected, our tariff rate changes might be contested, customers may switch to competitor pipelines or use other transportation methods and those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.

1100 Walnut Street, Suite 3350, Kansas City, MO 64106 Main:816-875-3705  | Fax:816-875-5875  | corenergy.reit